EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We have issued our reports dated June 10, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Measurement Specialties, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Measurement Specialties, Inc. and Subsidiaries on Forms S-8 (File No. 333-66454, effective August 1, 2001, File No. 333-11171, effective August 30, 1996, and File No. 033-76646, effective August 30, 1996).




GRANT  THORNTON  LLP


New  York,  New  York
June  10,  2005